Exhibit 3.2

Ross Miller
Secretary of State
204 North Carson Street, Ste. 1
Carson City, Nevada 89701-4299
     (775) 684 5708

Website: secretaryofstate.biz

Filed in the office of Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20090727850-80
Filing Date and Time: 10/06/2009 11:50 AM
Entity Number C26041-2000

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

    USE BLACK INK ONLY – DO NOT HIGHLIGHT

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.	Name of Corporation

   CRYSTAL PROPERTIES HOLDINGS, INC

2.	The articles of been amended as follows: (provide article numbers, if available):

 Article V: The total number of shares of stock the Corporation is authorized to issue shall be One Billion (1,000,000,000) shares at $.001 par share value. This stock shall be divided into two classes and designated as "Common Stock" and "Preferred Stock".

3.
The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such great proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 100%

4.	Effective date of filing (optional):

5.	Officer Signature (Required): X /s/ Peter V. Anello, Chief Executive Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.